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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported): June 15, 2004



                           WHITTIER ENERGY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



           Nevada                     0-30598                     20-0539412
(State or Other Jurisdiction        (Commission                 (IRS Employer
     of Incorporation)              File Number)             Identification No.)



                           333 CLAY STREET, SUITE 1100
                              HOUSTON, TEXAS 77002
              (Address of Registrant's Principal Executive Offices)


                                 (713) 850-1880
                         (Registrant's telephone number,
                              including area code)

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

ITEM 5. Other Events

Whittier Energy Corporation (the "Company") announced today that it has agreed to acquire various operated working interests in three gas fields in South Texas for approximately $7.5 million. The closing of the transaction is subject to the completion of due diligence, the availability of financing and board approval. The Company anticipates that closing will occur during June 2004, with an effective date of March 1, 2004.

The properties being acquired consist of 7 active producing wells and 1 salt water disposal well on approximately 1,700 gross acres (1,150 net acres), of which 50% is considered developed. The Company expects to acquire an average 78% working interest in the properties' existing wells and an average 61% working interest in any future undeveloped locations. Current gross production is approximately 2.3 Mmcfd (1.4 Mmcfd net) and 28 barrels of condensate per day ("Bcpd") (16 Bcpd net) from various intervals in the Vicksburg, Frio and Wilcox sands, generating net field level operating cash flows of approximately $200,000 per month.

Bryce Rhodes, the Company's President and CEO, said "We believe this is a very exciting acquisition opportunity offering high impact exploitation and exploration potential combined with strong cash flows from existing production." He added, "this transaction will provide the Company with organic growth opportunities, which are extremely important in this high commodity price environment. The Company has reviewed 3D seismic data for all three fields and has already identified 3 proved and 3 probable behind pipe recompletion opportunities, as well as 3 proved and 6 probable undeveloped drilling locations. The proposed acquisition is projected to have an immediate positive impact on the Company, resulting in an approximate 45% increase in our total assets, an 80% increase in our net daily gas production, and a 40% increase in our net field level operating cash flows. We believe the creative mixture of equity, seller financing, and borrowings under our credit facility will allow us to complete this transaction in a competitive acquisition environment without significant dilution to our common stockholders, while positioning Whittier for strong future growth."

The consideration to be paid for the properties consists of approximately $5.7 million in cash; a subordinated promissory note with a face amount of approximately $1.8 million, bearing an interest rate of 7% and convertible into the Company's common stock at a conversion price of $2.00 per share; a commitment to drill 4 wells over a 24 month period and pay certain drilling costs on behalf of the sellers' retained working interests in those wells (the "Drilling Commitment"); certain future price sharing arrangements through June 30, 2008 in the event actual prices per Mcf received by the Company exceed agreed upon pricing levels (the "Upside Price Sharing Agreement"); and the issuance of a three year warrant to purchase 300,000 shares of the Company's common stock at an exercise price of $2.50 per share.

The cash portion of the purchase price is expected to be funded through additional borrowings under the Company's existing credit facility, proceeds from the anticipated sale by the Company of equity in a private transaction, and available working capital, including the Company's share of net revenues from the properties from the effective date of the transaction.

The subordinated note does not require that any principal payments be made during the first two years the note is outstanding. Beginning on the second anniversary of the note's issuance, unless converted earlier, the Company will repay the outstanding principal balance ratably over 48 months. The outstanding principal balance will be convertible into the Company's common stock at any time throughout the six-year term of the note. The Company will grant "piggy back" registration rights covering the shares of common stock underlying the note. The note will be fully subordinated to the Company's existing credit facility and may be pre-paid at any time without penalty.

Under the terms of the Drilling Commitment, the Company must drill a total of four wells in two of the fields being acquired, or reassign a portion of the undeveloped acreage in the respective fields to the sellers. The first two wells must be drilled within 9 and 12 months of closing, respectively, in order for the Company to retain its undeveloped acreage rights in each field. The next 2 wells must be drilled within 18 and 24 months of closing, respectively, or the Company will re-assign 50% of its undeveloped acreage rights in each field to the sellers. The sellers will have a minor retained interest in the four wells and the Company has agreed to carry the sellers' drilling costs up to "casing election point" (i.e., the decision point on whether to complete the well or abandon it as a dry hole). The estimated capital costs to drill these wells, net to the Company's interest and including the sellers' carried interests, is approximately $3.1 million, which is expected to be funded using future cash flows from operations. In the event the Company does not drill some or all of the commitment wells, the Company's interests in all existing wells would be unaffected, and the Company's undeveloped acreage in the third field would not be subject to re-assignment.

Under the terms of the Upside Price Sharing Agreement, the sellers will receive 50% of the excess, if any, of the Company's net revenues for prices per Mcf received on production from the properties in excess of an agreed target price during the period from July 1, 2004 through June 30, 2008. The net revenues per Mcf received would be calculated as net revenues less hedge settlements, transportation and marketing costs, divided by net volumes produced. Any resulting payments due to the sellers at the end of each 12 month period would also be netted for any applicable production taxes. The target prices are anticipated to be $6.25, $6.50, $6.75, and $7.00 for the fiscal years ended June 30, 2005, 2006, 2007, and 2008, respectively.

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. Although the Company makes these statements and projections in good faith and believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions. These risks are presented in detail in our filings with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

A copy of Whittier Energy Corporation's press release issued on June 15, 2004 is attached as Exhibits to this Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Number             Exhibit

99.1*              Press release issued by Whittier Energy Corporation on
                   June 15, 2004.
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* Filed Herewith


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            WHITTIER ENERGY CORPORATION



Date:  June 18, 2004


                                            By: /s/ Michael B. Young
                                            ------------------------
                                            Michael B. Young
                                            Chief Financial Officer
                                            (Principal Financial and Accounting
                                            Officer)